Advanced Emissions Solutions Reports First Quarter 2020 Results
Distributions from Tinuum total $17.1 million; Prioritizing cash and liquidity to navigate pandemic related business impacts

GREENWOOD VILLAGE, Colorado, May 11, 2020 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the first quarter ended March 31, 2020, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.

Tinuum & Refined Coal (“RC”) Highlights

•	Tinuum distributions to ADES for the first quarter were $17.1 million compared to $19.5 million in the prior year, a decrease of 12%

•	Royalty earnings from Tinuum Group in the first quarter were $3.0 million compared to $4.2 million in the prior year, a decrease of 28%

•	RC Segment operating income in the first quarter was $10.9 million compared to $25.2 million in the prior year

•	RC Segment Adjusted EBITDA in the first quarter was $19.9 million compared to $23.4 million in the prior year

•	Based on 20 invested RC facilities as of March 31, 2020, expected future net RC cash flows to ADES are projected to be between $125 million and $150 million through year end 2021

Power Generation and Industrials ("PGI") Highlights

•	Recognized first quarter segment revenue of $8.5 million, compared to $14.6 million in the prior year

•	Segment operating loss in the first quarter was $6.6 million compared to an operating loss of $3.5 million in the prior year

•	Segment EBITDA loss in the first quarter was $4.4 million, compared to a segment EBITDA loss of $1.4 million in the prior year

ADES Consolidated Highlights

•	Consolidated revenue was $12.3 million during the first quarter compared to $19.3 million in the prior year, driven by the decrease in consumables and royalty revenues

•
Consolidated net loss was $1.9 million for the first quarter compared to a net profit of $14.4 million in 2019; pretax loss was $1.5 million for the first quarter compared to a pretax profit of $16.1 million in 2019

•	Consolidated Adjusted EBITDA was $10.8 million, a decrease from $18.0 million over prior year

•	Made quarterly principal payment of $6.0 million on the Company's term loan, and reduced the principal balance to $34.0 million

•	Ended the first quarter 2020 with a cash balance, inclusive of restricted cash, of $17.2 million, an increase of $0.1 million since December 31, 2019

•	Paid first quarter dividend of $0.25 per share on March 10, 2020

•	Took proactive steps in response to the COVID-19 pandemic in order to:

◦	Protect employee health and safety, including updating safe workplace protocols and offering work-from-home where possible;

◦
Ensure business continuity as an essential service provider, which involved taking actions to continue to operate the Company's activated carbon manufacturing facility, engaging customers on how to best respond to changing market dynamics and protecting ADES' integrated supply chain; and

◦
Bolster financial flexibility and preserve near-term available cash and liquidity, by evaluating non-core spending and adjusting capital allocation plans, prioritizing prudent organic investments to ensure continued manufacturing capabilities, and suspending the Company's quarterly cash dividend on its common stock

“As the world continues to navigate the disruptions related to the COVID-19 pandemic, we are doing everything we can to ensure our employees are safe and healthy," said L. Heath Sampson, President and CEO of ADES. “We’re offering our team work-from-home options and implementing enhanced sanitizing measures and social distancing protocols at our office and worksites. From an operations perspective, we engaged each of our customers to ensure we adapt to changing market dynamics and continue to serve them in the best way possible. Finally, we took actions to protect our financial position and maintain liquidity including the suspension of our quarterly dividend."

Sampson continued, “In terms of our first quarter performance, lower aggregate coal dispatch continued to put pressure on both of our segments, driven by mild temperatures, cheap alternative fuel sources and reduced energy demand brought about by pandemic-related business shutdowns. Data provided by the EIA indicates that coal-fired power dispatch in the first quarter was down approximately 33% compared to the first three months of 2019. These market dynamics continue to impact our PGI segment, but we are making encouraging strides in our product diversification efforts away from coal-based solutions toward Industrial, Water and other non-coal markets. We continue to be confident that our activated carbon manufacturing plant will remain the cornerstone asset to growth in this fragmented market. The team has been building exciting new products and capabilities for the last 12 months and we are well positioned to capture new sustainable volume across diverse end-markets in the future. Our pipeline includes the potential to bring on significant capacity and once captured, the asset will be back in a position of strength and able to pursue incremental strategic options."

Greg Marken, CFO of ADES, concluded, “Looking out to the rest of 2020, we expect to continue to execute and maintain high renewal rates with our current activated carbon customers. We also expect that the initiatives enacted throughout 2019 to solidify the sales infrastructure and diversity of our activated carbon product portfolio will allow us to achieve improved commercial results in non-power generation markets. We are placing an additional emphasis on our liquidity position to ensure that we possess the balance sheet strength to weather COVID-19 related business impacts, which includes the suspension of our quarterly dividend. Reduction of our Senior Term Loan remains a priority, and we are evaluating all discretionary and non-core capital spending initiatives to control our cost structure and drive cash flows.”
First Quarter 2020 Results
First quarter revenues and costs of revenues were $12.3 million and $11.5 million, respectively, compared with $19.3 million and $14.1 million in the first quarter of 2019. The decrease in revenues was primarily the result of lower consumables revenue resulting from lower volumes that were negatively impacted by low coal-fired power dispatch driven reduced demand and by power generation from sources other than coal.
First quarter royalty earnings from Tinuum Group were $3.0 million, compared to $4.2 million for the first quarter of 2019. Royalty income is based upon a percentage of the per-ton, pre-tax margin, inclusive of impacts related to depreciation expense and other allocable expenses. The lower royalty earnings in the first quarter were due to increased depreciation and lower rent payments to Tinuum which also impacted the Company's equity earnings. Royalty earnings are expected to be negatively impacted due to these changes in both 2020 and 2021.
First quarter other operating expenses were $9.4 million compared to $8.8 million in the first quarter of 2019. The increase was primarily driven by an increase in general and administrative costs related to product development and higher depreciation and amortization expense.
First quarter earnings from equity method investments were $8.3 million, compared to $21.7 million for the first quarter of 2019. The decrease in earnings from equity method investments during the first quarter was primarily due to lower earnings from Tinuum Group resulting from higher depreciation on all Tinuum Group RC facilities as a result of a reduction in their estimated useful lives during the third quarter of 2019 and due to Tinuum Group restructuring RC facility leases with its largest customer, which decreased net lease payments and equity earnings beginning in the three months ended September 30, 2019.
First quarter interest expense was $1.2 million, compared to $2.1 million in the first quarter of 2019. The decrease in interest expense was driven by a lower principal amount outstanding on the term loan used to fund the Carbon Solutions acquisition.
First quarter income tax expense was $0.4 million, compared to $1.7 million in the first quarter of 2019. The effective tax rate for the three months ended March 31, 2020 was different from the federal statutory rate due to increases in the valuation allowance on deferred tax assets.
Net loss was $1.9 million for the first quarter compared to net profit of $14.4 million in 2019. The decrease in net income was primarily driven by lower earnings from equity method investments resulting from higher depreciation on all Tinuum Group RC facilities as a result of a reduction in their estimated useful lives and due to Tinuum Group restructuring RC facility leases with its largest customer, which decreased net lease payments and equity earnings beginning in the three months ended September 30, 2019.
Consolidated Adjusted EBITDA was $10.8 million for the first quarter compared to $18.0 million in 2019. The decrease in Consolidated Adjusted EBITDA was primarily driven by $13.4 million lower earnings from equity method investments, and changes in operating losses related to the activated carbon business.
Long-Term Borrowings
As of March 31, 2020, the outstanding principal balance of the senior term loan was $34.0 million. The senior term loan is subject to customary covenants as well as quarterly principal payments of $6.0 million that began on March 1, 2019.
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, May 12, 2020. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 1676176. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows and cash preservation strategies, as well as expectation of growth opportunities in the PGI segment. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the rate of coal-fired power generation in the United States, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; inability to sell or lease additional RC facilities; termination of or amendments to the contracts for sale or lease of RC facilities; customer demand for mercury removal products; competition within the industries in which we operate; availability or opportunities to scale and further grow our PGI business; decreases in the production of RC; loss of key personnel; ongoing effects of the COVID-19 pandemic and associated economic downturn on our operations and prospects; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$12,188	$12,080
Receivables, net	5,641	7,430
Receivables, related parties	3,045	4,246
Inventories, net	13,595	15,460
Prepaid expenses and other assets	7,605	7,832
Total current assets	42,074	47,048
Restricted cash, long-term	5,000	5,000
Property, plant and equipment, net of accumulated depreciation of $9,039 and $7,444, respectively	45,525	44,001
Intangible assets, net	3,973	4,169
Equity method investments	30,312	39,155
Deferred tax assets, net	13,307	14,095
Other long-term assets, net	19,992	20,331
Total Assets	$160,183	$173,799
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,458	$8,046
Accrued payroll and related liabilities	2,051	3,024
Current portion of long-term debt	24,192	23,932
Other current liabilities	4,275	4,311
Total current liabilities	38,976	39,313
Long-term debt, net of current portion	14,189	20,434
Other long-term liabilities	5,238	5,760
Total Liabilities	58,403	65,507
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 23,114,218 and 22,960,157 shares issued, and 18,496,072 and 18,362,624 shares outstanding at March 31, 2020 and December 31, 2019, respectively	23	23
Treasury stock, at cost: 4,618,146 and 4,597,533 shares as of March 31, 2020 and December 31, 2019, respectively	(47,692)	(47,533)
Additional paid-in capital	98,596	98,466
Retained earnings	50,853	57,336
Total stockholders’ equity	101,780	108,292
Total Liabilities and Stockholders’ Equity	$160,183	$173,799

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2020	2019
Revenues:
Consumables	$9,217	$15,109
License royalties, related party	3,046	4,220
Total revenues	12,263	19,329
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	11,491	14,108
Payroll and benefits	2,742	2,556
Legal and professional fees	2,043	2,204
General and administrative	2,331	1,914
Depreciation, amortization, depletion and accretion	2,297	2,102
Total operating expenses	20,904	22,884
Operating loss	(8,641)	(3,555)
Other income (expense):
Earnings from equity method investments	8,273	21,690
Interest expense	(1,210)	(2,104)
Other	43	70
Total other income	7,106	19,656
(Loss) income before income tax expense	(1,535)	16,101
Income tax expense	358	1,699
Net (loss) income	$(1,893)	$14,402
Earnings per common share:
Basic	$(0.11)	$0.79
Diluted	$(0.11)	$0.78
Weighted-average number of common shares outstanding:
Basic	17,932	18,268
Diluted	17,932	18,433

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2020	2019
Cash flows from operating activities
Net (loss) income	$(1,893)	$14,402
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income tax expense (benefit)	788	(677)
Depreciation, amortization, depletion and accretion	2,297	2,102
Operating lease expense	774	775
Amortization of debt discount and debt issuance costs	354	381
Stock-based compensation expense	506	317
Earnings from equity method investments	(8,273)	(21,690)
Other non-cash items, net	—	75
Changes in operating assets and liabilities:
Receivables and related party receivables	2,988	1,845
Prepaid expenses and other assets	226	80
Inventories, net	1,572	3,262
Other long-term assets, net	(89)	(2)
Accounts payable	(1,477)	(789)
Accrued payroll and related liabilities	(973)	(4,500)
Other current liabilities	(23)	2,154
Operating lease liabilities	(634)	(804)
Other long-term liabilities	(22)	(401)
Distributions from equity method investees, return on investment	17,116	19,488
Net cash provided by operating activities	13,237	16,018
Cash flows from investing activities
Acquisition of business	—	(661)
Acquisition of property, plant, equipment, and intangible assets, net	(1,289)	(1,087)
Mine development costs	(447)	(324)
Net cash used in investing activities	(1,736)	(2,072)
Cash flows from financing activities
Principal payments on term loan	(6,000)	(6,000)
Principal payments on finance lease obligations	(340)	(344)
Dividends paid	(4,518)	(4,571)
Repurchase of common shares	(159)	(693)
Repurchase of common shares to satisfy tax withholdings	(376)	(245)
Net cash used in financing activities	(11,393)	(11,853)
Increase in Cash and Cash Equivalents and Restricted Cash	108	2,093
Cash and Cash Equivalents and Restricted Cash, beginning of period	17,080	23,772
Cash and Cash Equivalents and Restricted Cash, end of period	$17,188	$25,865
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property, plant and equipment through accounts payable	$1,890	$—
Dividends payable	$105	$58

Note on Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Press Release includes non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated Adjusted EBITDA, Segment EBITDA and RC Segment Adjusted EBITDA. The Company included non-GAAP measures because management believes that they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses that may not be indicative of core operating results and business outlook. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.
The Company has defined Consolidated Adjusted EBITDA as net income, adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, interest expense, net, income tax expense, then reduced by the non-cash impact of equity earnings from equity method investments and increased by cash distributions from equity method investments. The Company believes that the Consolidated Adjusted EBITDA measure is less susceptible to variances that affect the Company's operating performance.
Segment EBITDA is calculated as Segment operating income (loss) adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion and interest expense, net. When used in conjunction with GAAP financial measures, Segment EBITDA is a supplemental measure of operating performance that management believes is a useful measure related the Company's PGI segment performance relative to the performance of its competitors as well as performance period over period. Additionally, the Company believes the measure is less susceptible to variances that affect its operating performance results.
The Company defines RC Segment Adjusted EBITDA as RC Segment EBITDA reduced by the non-cash impact of equity earnings from equity method investments and increased by cash distributions from equity method investments.
The Company presents the non-GAAP measures because the Company believes they are useful as supplemental measures in evaluating the performance of the Company's operating performance and provide greater transparency into the results of operations. The Company's management uses Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and Segment EBITDA as factors in evaluating the performance of its business.
The adjustments to Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and Segment EBITDA in future periods are generally expected to be similar. Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and Segment EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Adjusted EBITDA Reconciliation to Net Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2020	2019
Net (loss) income (1)	$(1,893)	$14,402
Depreciation, amortization, depletion and accretion	2,297	2,102
Interest expense, net	1,167	2,034
Income tax expense	358	1,699
Consolidated EBITDA	1,929	20,237
Equity earnings	(8,273)	(21,690)
Cash distributions from equity method investees	17,116	19,488
Consolidated Adjusted EBITDA	$10,772	$18,035
(1) Net income for the three months ended March 31, 2019 was inclusive of a $3.6 million adjustment, which increased cost of revenue due to a step-up in basis of inventory acquired related to the Carbon Solutions Acquisition.
TABLE 5

Advanced Emissions Solutions, Inc. and Subsidiaries
RC Segment Adjusted EBITDA Reconciliation to Segment Operating Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2020	2019
RC Segment operating income	$10,860	$25,233
Depreciation, amortization, depletion and accretion	27	21
Interest expense	132	322
RC Segment EBITDA	11,019	25,576
Equity earnings	(8,273)	(21,690)
Cash distributions from equity method investees	17,116	19,488
RC Segment Adjusted EBITDA	$19,862	$23,374

TABLE 6

Advanced Emissions Solutions, Inc. and Subsidiaries
PGI Segment EBITDA Reconciliation to Segment Operating Loss
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2020	2019
PGI Segment operating loss (1)	$(6,577)	$(3,462)
Depreciation, amortization, depletion and accretion	2,035	1,960
Interest expense, net	94	131
PGI Segment EBITDA loss	$(4,448)	$(1,371)
(1) Segment operating loss for the three months ended March 31, 2019 was inclusive of a $3.4 million adjustment, which increased cost of revenue due to a step-up in basis of inventory acquired related to the Carbon Solutions acquisition.